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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[x] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Miller III                        Lloyd                  I
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

  Naples                             FL                  34102
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

   Porta Systems Corporation (PSI)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

   ###-##-####
________________________________________________________________________________
4.   Statement for Month/Year

   September, 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         8/21/00         S              5,400(1)    D(1)    $1.00                   I      By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          9/7/00         S             20,250(1)    D(1)    $1.285                  I      By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          9/8/00         S             27,700(1)    D(1)    $1.3321                 I      By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/13/00         S             31,000(1)    D(1)    $1.0141                 I      By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/14/00         S              5,000(1)    D(1)    $1.00                   I      By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/15/00         S             15,100(1)    D(1)    $1.0368                 I      By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/19/00         S             11,000(1)    D(1)    $1.00                   I      By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/25/00         S             14,300(1)    D(1)    $1.0551                 I      By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/26/00         S              5,800(1)    D(1)    $1.00       190,960(1)  I      By Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          9/7/00         S             20,250(1)    D(1)    $1.2850                 I      By Trust C
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/12/00         S              6,200(1)    D(1)    $1.0685                 I      By Trust C
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/13/00         S             31,000(1)    D(1)    $1.0141                 I      By Trust C
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                            (Over)


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
Stock Option        $3.85     5/98                                    04/30/08 Common     2,000(2)          2,000    D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $3.00     1/98                                    12/31/02 Common     25,000(3)        25,000    I    By Trust
                                                                               Stock                                      A-2
------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $3.00     1/98                                    12/31/02 Common     25,000(3)        25,000    I    By Keogh
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $3.00     1/98                                    12/31/02 Common      5,000(3)         5,000    I    Trust
                                                                               Stock                                      f/b/o
                                                                                                                          Kimberly
                                                                                                                          I.
                                                                                                                          Miller
------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $3.00     1/98                                    12/31/02 Common      5,000(3)         5,000     I   Trust
                                                                               Stock                                      f/b/o
                                                                                                                          Catherine
                                                                                                                          Miller
------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $3.00     1/98                                    12/31/02 Common      5,000(3)         5,000     I   UGMA
                                                                               Stock                                      Alexandra
                                                                                                                          Miller
------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $3.00     1/98                                    12/31/02 Common      5,000(3)          5,000    I   Trust
                                                                               Stock                                      Lloyd I.
                                                                                                                          Miller
                                                                                                                          GST

------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $3.00     1/98                                    12/31/02 Common      5,000(3)          5,000    I   UGMA
                                                                               Stock                                      Lloyd I.
                                                                                                                          Miller, IV
====================================================================================================================================

Explanation of Responses:
 (1) Shares sold pursuant to a prospectus
 (2)These options are granted pursuant to the Company's 1996 Long-Term Incentive
 Plan, a 16b-3 plan, and are exercisable in installments.
 (3) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein.

          /s/ Lloyd I. Miller, III                              10/10/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
 Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.


________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Miller III                        Lloyd                  I
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

   Porta Systems Corporation (PSI)
________________________________________________________________________________
3.   Statement for Month/Year

   September, 2000

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/14/00         S              5,000(1)    D(1)    $1.00                   I      By Trust C
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/18/00         S             20,000(1)    D(1)    $1.00                   I      By Trust C
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/27/00         S               6,00(1)    D(1)    $1.00     157,105(3)    I      By Trust C
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          9/6/00         S             15,100(1)    D(1)    $1.0919                 I      By Milfam I,
                                                                                                                        L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          9/6/00         S             85,000(1)    D(1)    $1.2957                 I      By Milfam I,
                                                                                                                        L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/11/00         S             13,800(1)    D(1)    $1.2790                 I      By Milfam I,
                                                                                                                        L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/21/00         S              3,500(1)    D(1)    $1.00                   I      By Milfam I,
                                                                                                                        L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/22/00         S              1,200(1)    D(1)    $1.00                   I      By Milfam I,
                                                                                                                        L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/28/00         S              4,600(1)    D(1)    $1.00       221,502(3)  I      By Milfam I,
                                                                                                                        L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                          918/00         S             10,000(1)    D(1)    $1.00        20,246(3)  D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                         9/18/00         S              4,500(1)    D(1)    $1.00       176.062(3)  I      By Milfam
                                                                                                                        LL, L.P.
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                       1,000(3)  I      By Wife
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)*v)
                                                                                                                            (Over)


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Series C Warrants   $1.90     1/99                                    12/31/03 Common      6,250(3)         6,250    I    By Trust
                                                                               Stock                                      A-2
------------------------------------------------------------------------------------------------------------------------------------
Series C Warrants   $1.90     1/99                                    12/31/03 Common      6,250(3)         6,250    I    By Keogh
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $1.90     1/99                                    12/31/03 Common      1,250(3)         1,250    I    Trust
                                                                               Stock                                      f/b/o
                                                                                                                          Kimberly
                                                                                                                          I.
                                                                                                                          Miller
------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $1.90     1/99                                    12/31/03 Common      1,250(3)         1,250    I    Trust
                                                                               Stock                                      f/b/o
                                                                                                                          Catherine
                                                                                                                          Miller
------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $1.90     1/99                                    12/31/03 Common      1,250(3)         1,250    I    UGMA
                                                                               Stock                                      Alexandra
                                                                                                                          Miller
------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $1.90     1/99                                    12/31/03 Common      1,250(3)         1,250    I    Trust
                                                                               Stock                                      Lloyd I.
                                                                                                                          Miller
                                                                                                                          GST

------------------------------------------------------------------------------------------------------------------------------------
Series B Warrants   $1.90     1/99                                    12/31/03 Common      1,250(3)         1,250    I    UGMA
                                                                               Stock                                      Lloyd I.
                                                                                                                          Miller, IV
====================================================================================================================================

